Prudential Investments LLC

Gateway Center Three
100 Mulberry Street

Newark, New Jersey 07102

September 27, 2010

The Board of Directors

Prudential Investment Portfolios 3

Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

Re:     Prudential Real Assets Fund (the “Fund”)

To the Board of Directors:

The Manager has contractually agreed, through December 31, 2011, to limit net annual Fund operating expenses (exclusive of distribution and service (12b-1) fees, dividend and other expenses related to short sales, interest, brokerage, extraordinary and certain other expenses) of each class of shares to 1.50% of the Fund's average daily net assets. Additionally, the Manager has contractually agreed to waive any management fees it receives from the Fund in an amount equal to the management fees paid by the Fund’s wholly-owned Cayman Islands subsidiary fund (the Cayman Subsidiary). This waiver will remain in effect for as long as the Fund remains invested or intends to invest in the Cayman Subsidiary.

Very truly yours,

PRUDENTIAL INVESTMENTS LLC

By:     /s/ Scott E. Benjamin

Name:     Scott E. Benjamin
Title:     Executive Vice President